GENERAL RELEASE

STRICTLY CONFIDENTIAL

THIS LEGAL DOCUMENT IS A GENERAL RELEASE WHICH WILL SERVE TO RELEASE AND WAIVE CLAIMS AND RIGHTS YOU MAY HAVE. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AGREEMENT ("Agreement") dated as of November 11, 2021, between Christian Dwyer ("Employee", as hereinafter defined), residing at [redacted], and DHI Group, Inc. ("Employer", as hereinafter defined), 1450 Broadway, Floor 29, New York, NY 10018.

WHEREAS, the parties are desirous of entering into an Agreement concerning the termination of Employee's employment relationship:

NOW, THEREFORE, it is agreed as follows:

I. Transition Period; Resignation from Positions

A. During the period (the "Transition Period") commencing on the date hereof through the Separation Date (as defined below), Employee will continue to be employed by Employer and receive his compensation and benefits as described in the Employment Agreement (as defined below). During the Transition Period, Employee will no longer be an officer of the Employer or any of its affiliates, and his sole duly will be to assist in the transition of the Employee's duties and other transitional duties only as reasonably requested or instructed by the Board of Directors of Employer (the "Board") or the Chief Executive Officer ("CEO"). During the Transition Period, the Employer will not be obligated to assign to Employee any powers or duties or to permit Employee access to the Employer's facilities.

B. The parties agree that, except as provided in the prior paragraph, Employee's employment and any and all titles, positions, and appointments that Employee held with the Employer, whether as an officer, director, employee, consultant, trustee, committee member, agent, or otherwise, will terminate on the Separation Date. Effective immediately, Employee shall have no authority to act on behalf of the Employer and shall not hold himself out as having such authority, enter into any agreement, incur any obligations on behalf of any member of the Employer, commit the Employer in any manner, or otherwise act in an executive or other decision-making capacity with respect to the Employer, except as specifically requested by the Board or the CEO during the Transition Period. The Employee agrees to promptly execute such documents as the Employer, in its reasonable discretion, shall deem necessary to effect such resignations.

II. Definitions

I intend all words used by this Release to have their plain meanings in ordinary English. These terms shall have the following meaning:

A. Employee, I, Me, and My mean me, Christian Dwyer, and anyone who has/or obtains any legal rights or claims through me.

B Employer means Dice Inc., Dice Career Solutions, Inc., DHI Group, Inc. and any subsidiary or affiliate of DHI Group, Inc. (collectively "DHI" and/or the "Employer"); any company related to DHI in the past or present; the past and present officers, directors, employees, attorneys, agents and representatives of DHI; any present or past employee benefit plan sponsored by DHI and/or the officers, directors, trustees, administrators, employees, attorneys, agents and representatives of such plan; and any person who acted on behalf of, or on instruction from, DHI.

C. My Claims means all of My rights to any relief of any kind from the Employer, including, but not limited to:

1. all claims I have now, whether or not I now know about the claims, including without limitation all claims arising out of or relating to My past employment with the Employer, the termination of that employment or statements or actions of the Employer up to the date of execution of this agreement or any claim of illegal or unfair treatment on any basis, including, but not limited to, tortious, contractual, quasi-contractual or promissory estoppel claims of wrongful discharge, misrepresentation, fraud, breach of contract; defamation; infliction of emotional distress; wrongful discharge; workers' compensation retaliation; violation of the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and 1871; the Equal Pay Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; the Americans with Disabilities Act; COBRA; the Employee Retirement Income Security Act; whistleblower protections statutes; and/or any other federal, state or local statute, law, ordinance, regulation, order, or principle of common law.

2. all claims I have now, whether or not I know about the claims, for any type of relief from the Employer, including but not limited to, all claims for back pay, front pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages from any alleged breach of contract, any tort claim and any alleged personal injury or damage; and

3. all claims for attorney's fees.

III. Agreement to Release My Claims.

In exchange for the payment indicated on Exhibit A attached hereto, which includes all amounts for any alleged damages of any kind and attorney's fees, and which is an amount substantially in excess of the amount that I would be entitled to receive under the terms of my employment with Employer; including my employment agreement, I agree to release, waive and give up all My Claims against the Employer and release, waive and give up all actions, causes of action, claims or administrative complaints that I have against the Employer. I will not bring any lawsuits or administrative claims against the Employer relating to the Claims that I have released nor will I allow any to be brought or continued on My behalf or in My name. The money and other consideration I receive pursuant to this Release is a full and fair payment for the release of My Claims and the Employer does not owe Me anything more for My Claims. I also agree, in exchange for the consideration I will receive, that I will not seek future employment with the Employer. Those

provisions will be in effect upon receipt by the Employer of this Release, signed by Me, and after the expiration of the seven (7) day revocation period. I understand that I will not receive any payments under this Release if I revoke or rescind it, and in any event, I will not receive any payments until after the seven (7) day revocation period has expired.

I further agree:

A. I will reimburse the Employer for any cost; loss; expense, including reasonable attorney's fees; awards or judgments resulting from My failure to perform My obligations under this Release or from any misstatement or omission I have made in this Release; and

B. I will indemnify and hold the Employer harmless from any costs, liability or expense, including reasonable attorney's fees, arising from the taxation, if any, of any amounts received by Me pursuant to this Release, including but not limited to any penalties or administrative expenses.

C. I will not make any negative, critical, disparaging or derogatory remarks about the Employer or its current or former directors, officers, employees or other representatives or regarding the Employer's products or services. I will not initiate contact with any newspaper, magazine, journalist, or news media of any type for the purpose of providing information about the Employer or to encourage the writing of articles or news reports about the Employer, its products, services or current or former directors, officers, employees or other representatives.

IV. Payments, Consideration for Release.

I will receive from the Employer the payments indicated on Exhibit A attached hereto, less all applicable withholding deductions.

V. Additional Agreements and Understandings.

Even though the Employer will pay Me to settle and release any claims I may have, the Employer does not admit that it is legally obligated to Me and the Employer denies that it is responsible or legally obligated for any claims or that it has engaged in any improper conduct or wrongdoing against Me.

I agree that, except as may be required by law, I will not, directly or indirectly, disclose to anyone outside the Employer, any confidential or proprietary information concerning the Employer, including but not limited to confidential or proprietary information, processes or trade secrets (hereinafter referred to as "Confidential Information"). I also agree that I will not make use of any Confidential Information for My own purposes or for the benefit of anyone or any other entity other than for the Employer.

I agree to return to the Employer any and all documents, materials, records, computer discs, database information, client information, sales documents, financial statements, budgets, forecasts or other items in My possession or control belonging to the Employer or containing Confidential Information relating to the Employer; to surrender to the Employer any identification or credit cards, keys, telephones, cell phones, Blackberrys, computers, or other equipment or other such items owned by the Employer or within My possession; and to promptly reconcile any outstanding expense accounts.

By signing this Release, I acknowledge that I have been, at all times, an "at will" employee of the Employer; that I have not suffered a work related injury that I have not properly disclosed to the Employer; that I have been paid in full all wages due and owing to Me for any and all work performed for the Employer; and that I do not have knowledge of any facts that would give rise to a claim under the Family and Medical Leave Act.

I have read this Release very carefully and understand its terms. I am hereby being advised by the Employer to consult with an attorney prior to signing this Release. My decision to sign or not to sign this Release is My own voluntary decision made with full knowledge that the Employer has advised Me to consult with an attorney. In agreeing to sign this Release, I have not relied on any statements or explanation made by the Employer or its attorneys.

I am old enough to sign this Release and to be legally bound by the agreements that I am making. I represent that I have not filed for personal bankruptcy or been involved in any personal bankruptcy proceeding between the time any of My Claims may have accrued and the date of My signature below. I am legally able to receive the entire sum of money being paid to Me by the Employer in settlement of My Claims. I have not assigned or pledged any of My Claims or any portion of them to any third person. I am a resident of the State of CO and have executed this Release within the State of CO. I understand and agree that this Release contains all the agreements between the Employer and Me relating to this settlement.

VI. Forty-five Day Period to Consider the Release.

I understand that I have forty-five (45) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I cannot make up My mind in that period of time, the Employer may or may not allow more time. I acknowledge that if I sign this Release before the end of the forty-five (45) day period, it will be My personal, voluntary decision to do so.

VII. Right to Revoke

I understand that I may revoke or cancel this Release for any reason within seven (7) calendar days after I sign it. I understand that the revocation or cancellation must be in writing and hand delivered or mailed to the Employer. If mailed, the revocation or cancellation must be:

A. Postmarked within the seven (7) day period;

B. Properly addressed to:

Pam Bilash
Human Resources
DHI Group, Inc.
12150 Meredith Drive
Urbandale, IA 50323

VIII. Confidentiality

I understand that, except as required by law, the fact of this Release and the terms and conditions of this Release will be kept completely confidential and it will not be discussed, disclosed or revealed, directly or indirectly, to any person, corporation, or other entity other than to My

accountant, attorney or other legal advisor and members of My immediate family. In the event that I violate this prohibition, I shall forfeit the amount of five thousand dollars ($5,000) to the Employer, and the Employer shall be entitled to collect that amount, through legal process or otherwise, from Me immediately, together with its costs and attorney's fees. This amount shall be as liquidated damages, not a penalty.

IX. Confidentiality, Non-Disclosure, and Non-Competition Agreement Remains in Effect

I acknowledge that I have executed a Confidentiality, Non-Disclosure, and Non-Compete Agreement between Myself and the Employer. I understand and agree that the terms of the Confidentiality, Non-Disclosure, and Non-Compete Agreement continue to remain in effect for the time period set forth in the Confidentiality, Non-Disclosure, and Non-Compete Agreement.

X. Arbitration

I agree that at the option of the Employer, any controversy of claim arising out of, or relating to this Agreement, or the alleged breach thereof shall be settled by arbitration. Judgment upon that award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be through and under the American Arbitration Association commercial arbitration rules. Reasonable attorney's fees of the prevailing party in connection with the arbitrator, as well as the costs of the American Arbitration Association and arbitrator, shall be assessed against the non-prevailing party.

XI. Integration

I understand that this Agreement constitutes the entire agreement between the Parties concerning the termination of Employee's employment relationship and that it cannot be modified in the future except in a writing signed by both the Employer and Me.

XII. Severability

If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in the Agreement.

XIII. Choice of Law

The parties agree that this Agreement shall be governed by the laws of the State of New York.

I understand and agree that none of this consideration will be submitted to Me until after My right to revoke this Release has expired.

Agreed To:	DHI Group, Inc.
By: [signature]	By: [signature]
Print Name: Christian Dwyer	Print Name: Pam Bilash
Date: December 11, 2021	Print Title: Chief Human Resources Officer
	Date: November 11, 2021

EXHIBIT A

The terms presented herein are considered confidential and are not to be disclosed.

Name:	Christian Dwyer
Start Date:	September 27, 2018
Term Date:	January 2, 2022
Monthly Salary:	$26,666.67
Severance:	12 months (52 weeks)
Total Severance:	$320,000, less applicable tax withholdings and deductions. Severance will be paid according to the Company's normal payroll practices and schedule.
Annual bonus:	You will receive your 2021 bonus, less applicable tax withholdings and deductions. Your 2021 bonus will be paid in 2022 when all 2021 senior bonus are paid (but in no event later than March 15, 2022).
Equity:	You shall continue to vest in your equity and equity-based awards through the end of February 2022, including 16,667 shares of restricted stock related to the February 3, 2020, grant, 16,666 shares of restricted stock related to the January 26, 2021 grant, 15,726 PSUs related to the 2020 PSU grant and 33,332 PSUs related to the 2021 PSU grant. On your Separation Date, 22,455 shares of your unvested restricted stock related to the October 24, 2018, grant will accelerate and become fully vested. With respect to restricted stock and PSUs, other than as specified in the Separation Agreement, all unvested shares will be forfeited as of the Separation Date.
Health Benefits:	The Employer will pay the additional cost of continuing your medical and dental benefits under COBRA through February 28, 2023, provided you continue to pay the employee contribution for such benefits; notwithstanding the foregoing, the Employer's obligation to provide such benefits shall terminate in the event you become eligible to receive similar benefits before February 28, 2023.
Transition Services:	The Employer will provide 6 months of transition services with David Turner.